Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 29, 2021, with respect to the consolidated financial statements of Grant Park Multi Alternative Strategies Fund, a series of the Northern Lights Fund Trust, as of September 30, 2021, as originally filed in the September 30, 2021 Form N-CSR incorporated herein by reference, under the heading “Consolidated Financial Highlights” in the prospectus.

/s/ RSM US LLP

Denver, Colorado

January 5, 2024